FORM OF ASSIGNMENT AND ASSUMPTION OF CARRIED INTEREST

This Assignment and Assumption of Carried Interest (“Assignment”) is made as of the __ day of __, 20__ by and between ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership, having an office at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 (“Assignor”) and ________, an individual residing in the State of New York (“Assignee”).

W I T N E S S E T H :

WHEREAS, Assignor currently owns 100% of the membership interests in and is the sole member of [insert name of entity whose interests are being transferred] (“_____________ Promote Member”);
WHEREAS, Assignor desires to assign a ____% membership in ________Promote Member to Assignee (the “Assigned Interest”); and
WHEREAS, Assignee desires to accept such assignment and to assume the obligations and liabilities of Assignor with respect to the Assigned Interest only.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.    Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement of ________Promote Member.
2.    Subject to the vesting requirements of Section 5, Assignor hereby transfers, assigns and conveys the Assigned Interest to Assignee.

3.    Assignee hereby accepts such assignment and assumes the obligations and liabilities of Assignor with respect to the Assigned Interest from and after the date hereof.

4.    Assignor represents and warrants that at the time of execution and delivery of this Assignment, Assignor owns good and marketable title to, and has the requisite power to assign, transfer and convey to the Assignee the Assigned Interest, and that the Assigned Interest is free and clear of all liens, encumbrances and security interests and it is hereby conveying the same to the Assignee.

5.    Assignee shall earn a vested and nonforfeitable right to the Assigned Interest as follows:

i.
vesting shall be subject to Assignee’s continuing employment with Acadia Realty Limited Partnership and Acadia Realty Trust or any of their subsidiaries (collectively, the “Company”). In the event that Assignee shall no longer be employed by the Company, any portion of the Assigned Interest which has not vested shall be void, terminated and revert to Assignor. Assignee shall have no right, title or interest in the remaining, unvested balance of the Assigned Interest; and

ii.	with respect to one hundred percent (100%) of the Assigned Interest awarded pursuant to Section 2, vesting shall occur as follows:
[insert vesting schedule]

Notwithstanding any other agreement between Assignee and Company, upon Assignee’s: (I) voluntary termination of employment with the Company or (II) termination of employment by the Company for Cause (as defined below), any portion of the Assigned Interest which has not vested shall be forfeited. Notwithstanding anything to the contrary aforesaid, following a Change of Control (as defined below) and the Assignor or any wholly-owned affiliate terminates the Assignee’s employment without Cause (as defined below) or Assignee terminates his or her employment for Good Reason (as defined below), any part of the Assigned Interest which has not vested shall vest in full as of the date of such Change of Control.

“Cause” means the Assignee has: (A) deliberately made a misrepresentation in connection with, or willfully failed to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willfully destroyed or failed to preserve documents or other materials known to be relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials; (B) failed to perform his duties hereunder (other than any such failure resulting from the Assignee’s incapacity due to physical or mental illness) which failure continues for a period of three (3) business days after written demand for corrective action is delivered by the Company specifically indentifying the manner in which the Company believes the Assignee has not performed his duties; (C) engaged in conduct constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional customary and de minimis use of Company property for personal purposes; (D) materially violated a Company policy, including but not limited to a policy set forth in the Company's Employee Handbook; (E) disparaged the Company, its officers, trustees, employees or partners; (F) solicited any existing employee of the Company above the level of an administrative assistant to work at another company; (G) committed a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

“Change of Control” means that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) Common Shares in an amount equal to thirty percent (30%) or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raised in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company; or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

“Good Reason” means (A) a material breach of any employment or severance agreement between Assignor or any wholly-owned subsidiary and Assignee, including but not limited to: a material, adverse alteration in the nature of Assignee’s duties, responsibilities, or authority; (B) upon a material reduction in Assignee’s Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or a failure to pay such amounts when due which is not cured by the Assignor within ten (10) days after written notice of such default by Assignee.

6.    The Assigned Interest may not be transferred, assigned, pledged or hypothecated, and shall be subject to execution, attachment or similar process only to the extent the Assignee shall have, pursuant to Section 5 hereof, a vested, nonforfeitable right to any portion of the Assigned Interest.
7.    Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or services of the Assignee for the period during which the Assigned Interest has not vested.
8.

(a)    This Assignment may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

(b)    All notices under this Agreement shall, unless otherwise provided herein, be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.
(c)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.
(d)    The parties agree to keep the content of this Agreement and any related documents strictly confidential and shall not disclose such confidential information to any person or entity other than each party's respective financial, legal and tax consultants (except as required by law or court order).

(e)    This Agreement shall be binding upon and inure to the heirs, successors and assigns of the Assignee (subject, however, to the limitations set forth herein) and the Assignor.

(f)    None of the provisions of this Assignment are intended to be, nor shall they construed to be, for the benefit of any third party.

(g)    The paragraph numbers and captions appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of any paragraph, nor in any way affect this Agreement.

(h)    Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such prohibition shall be ineffective to the extent of such prohibition or invalidation of the remainder of such provision or the remaining provisions of the Agreement.

(i)    If any provision of this Assignment is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Assignment, all of which will remain in full force and effect.

(j)    This Assignment may be executed in counterparts all of which taken together shall constitute one original Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first above written.

ASSIGNOR:	ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership By:Acadia Realty Trust, its general partner By: Robert Masters Senior Vice President

ASSIGNEE:	_______________________________________ [Insert Name of Assignee]